Exhibit 3.1

AMENDMENT NO. 2 TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF

AMERICAN MIDSTREAM PARTNERS, LP

This Amendment No. 2 (this “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), dated as of August 9, 2013, as amended by that certain Amendment No. 1 to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, adopted effective as of October 28, 2013 (together, the “Partnership Agreement”), is hereby adopted effective as of January 31, 2014 by American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, pursuant to the authority granted to it in Section 5.6 and Section 13.1 of the Partnership Agreement.  Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners; and

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests; and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement in connection with a change that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and options, rights, warrants, appreciation rights, tracking and phantom interests or other economic interests in the Partnership relating to Partnership Interests pursuant to Section 5.6  of the Partnership Agreement; and

WHEREAS, Section 5.12(b)(v)(B) of the Partnership Agreement provides that Partnership shall be able to amend Section 5.12 of the Partnership Agreement without the approval by the Record Holders of Outstanding Series A Preferred Units so long as the amendment does not adversely affect the holders of the Series A Preferred Units in any material respect and does not affect the holders of the Series A Preferred Units disproportionately in relation to the holders of Common Units, and that the Partnership may, without the consent or approval of the Record Holders of Outstanding Series A Preferred Units, create (by reclassification or otherwise) and issue Junior Interests (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Interests) in an unlimited amount; and

WHEREAS, the board of directors of the General Partner has determined that the standards specified in Section 13.1(d)(i), Section 13.1(g) and/or Section 5.12(b)(v)(A) are satisfied with respect to the amendments to be made by this Amendment; and

WHEREAS, HPIP Lavaca, LLC, a Delaware limited liability company (“Lavaca”), as buyer, entered into that certain Purchase and Sale Agreement with Penn Virginia Oil & Gas, L.P., Ted Collins, Jr. and Plein Sud Holdings, LLC, as sellers, dated as of December 13, 2013 (the “PV Purchase Agreement”); and

WHEREAS, the Partnership acquired Lavaca pursuant to that certain Limited Liability Company Unit Purchase and Sale Agreement, dated as of January 22, 2014; and

WHEREAS, to fund the purchase under the PV Purchase Agreement by and through Lavaca, the Partnership intends to issue a certain number of Common Units and a certain number of Limited Partner Interests to be designated as Series B Units having the terms set forth herein; and

WHEREAS, the Partnership has entered into a Series B Unit Purchase Agreement, dated as of January 22, 2014, with the purchasers named therein (the “Series B Unit Purchase Agreement”), for the acquisition by such purchasers of Series B Units; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) specify the rights and obligations of the Partnership Interests designated as “Series B Units,” (ii) provide for the economic uniformity of the Series B Units and other Units that may be issued in connection with the Series B Units and (iii) provide for such other matters as are provided herein.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1.                                      Section 1.1 is hereby amended to add or restate, as applicable, the following definitions:

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement.  The term “Common Unit” does not refer to, or include, any Incentive Distribution Rights, any Series A Preferred Unit prior to the conversion of such Series A Preferred Unit into a Common Unit pursuant to the terms thereof, or, except as otherwise provided in this Agreement, any Series B Unit prior to the conversion of such Series B Unit into a Common Unit pursuant to the terms thereof.

“Initial Unit Price” means (a) with respect to the Common Units, the IPO Price, (b) with respect to the Series B Units (including each Series B PIK Unit), the Series B Issue Price, or (c) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially issued by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Investor” means, collectively, HPIP and each of its Affiliates from time to time that is the registered holder of any Series A Preferred Units or any Series B Units.

“Junior Interests” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units and Series B Units.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Series A Preferred Units, Series B Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may be required by law or contemplated by Section 11.2.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, all Partnership Interests owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors. For the avoidance of doubt, (1) the Board of Directors has approved the issuance of the Series A Preferred Units to the Investor pursuant to the Contribution Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series A PIK Preferred Units and Conversion Units issued to the Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to the Investor with respect to their ownership (beneficially or of record) of the Series A Preferred Units, Series A PIK Preferred Units and

Conversion Units, and (2) the Board of Directors has approved the issuance of the Series B Units to the Investor pursuant to the Series B Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series B Units, Series B PIK Units and Series B Conversion Units issued to the Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to the Investor with respect to their ownership (beneficially or of record) of the Series B Units, Series B PIK Units and Series B Conversion Units.

“Percentage Interest” means as of any date of determination (a) as to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units held by the General Partner or the number of Units held by such Unitholder (or, in the case of Series A Preferred Units, the number of Conversion Units issuable upon conversion of such Series A Preferred Units held by such Unitholder or Assignee if such Series A Preferred Units were then converted in accordance with Section 5.12(b)(viii), or, in the case of Series B Units, the number of Series B Conversion Units issuable upon conversion of such Series B Units held by such Unitholder or Assignee if such Series B Units were then converted in accordance with Section 5.13(c)), as the case may be, by (B) the total number of Outstanding Units and Notional General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Post-Initial Issuance Series B Unit” means a Series B Unit that is a Series B PIK Unit or a Series B Conversion Unit.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (i) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners, (ii) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer, (iii) the identity of the Record Holders of Series A Preferred Units entitled to convert such Units, or (iv) the identity of the Record Holders of Series B Units entitled to convert such Units.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units, or Series B Units, the excess of (A) the Net Positive Adjustments of the Unitholders holding Common Units, Series A Preferred Units, or Series B Units as of the end of such period over (B) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the Notional General Partner Units), the excess of (A) the Net Positive Adjustments of the General Partner as of the end of such period over (B) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the Notional General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (A) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (B) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Series B Conversion Date” means the date that is the second anniversary of the initial issuance of Series B Units pursuant to the Series B Unit Purchase Agreement.

“Series B Conversion Unit” means a Common Unit issued upon conversion of a Series B Unit pursuant to Section 5.13(c).

“Series B Issue Price” means the price at which a Series B Unit is purchased from the Partnership.  Each Series B Unit issued pursuant to the Series B Unit Purchase Agreement shall be treated as having a Series B Issue Price equal to the price per Common Unit, net of underwriting discounts and commissions, received by the Partnership in connection with an underwritten public offering to be completed on or around January 29, 2014. Each Series B PIK Unit shall have a Series B Issue Price equal to the Series B PIK Distribution Amount attributed to such Series B PIK Unit.

“Series B PIK Distribution Amount” has the meaning assigned to such term in Section 5.13(d)(i).

“Series B PIK Payment Date” has the meaning assigned to such term in Section 5.13(d)(iii).

“Series B PIK Unit” means a Series B Unit issued by the Partnership in lieu of cash distributions in respect of the Series B Units pursuant to Section 5.13(d).

“Series B Unit” means a Partnership Interest issued pursuant to Section 5.13 and representing a Limited Partner’s interest in the Partnership having the rights and obligations specified with respect to the Series B Units in this Agreement.

“Series B Unit Distribution” has the meaning assigned to such term in Section 5.13(d)(i).

“Series B Unit Purchase Agreement” means the Unit Purchase Agreement providing for the issuance of Series B Units, dated as of January 22, 2014, with the purchasers named therein.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units or Series B Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the Notional General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution

Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Series A Preferred Units, and Series B Units but shall not include (i) Notional General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

“Unit Majority” means at least a majority of the Outstanding Common Units and Series B Units, voting together as a single class.

2.                                      Effective as of February 10, 2014, the last sentence of Section 2.3 is hereby amended and restated as follows:

The address of the General Partner shall be 1400 16th Street, Suite 310, Denver, Colorado 80202, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

3.                                      Section 4.1 is hereby amended and restated as follows:

Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates; provided, however, with respect to the issuance of any Series A Preferred Units or Series B Units, the Partnership shall issue such Certificates in accordance with Section 5.12(b)(vii) and Section 5.13(f), respectively.  Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

4.                                      Section 4.8(e) is hereby amended and restated as follows:

(e) Any transfer of a Conversion Unit and any transfer of a Series B Conversion Unit shall be subject to the restrictions imposed by Section 6.10.

5.                                      Section 5.5(a) is hereby amended and restated as follows:

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  Such Capital Account shall be increased by (i) the amount of all Capital

Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than Series A PIK Preferred Units and Series B PIK Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.  For the avoidance of doubt, the Series A Preferred Units and Series B Units will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit or Series B Unit will be treated as a partner in the Partnership, other than with respect to the conversion feature of the Series A Preferred Unit or Series B Unit.  The initial Capital Account balance in respect of each Series A Preferred Unit issued on the Series A Issuance Date shall be the Series A Issue Price, and the initial Capital Account balance in respect of each Series A PIK Preferred Unit shall be zero.  After an issuance of Series A PIK Preferred Units pursuant to Section 5.12(b)(ii), the Capital Accounts of all Series A Preferred Units that are Outstanding prior to such issuance shall be divided equally among all Series A Preferred Units that are Outstanding after such issuance.  The Capital Account balance of each holder of Series A Preferred Units in respect of its Series A Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.12(b)(ii)(A) or Section 5.12(b)(ii)(B) in respect of such Series A Preferred Units except as otherwise provided in this Agreement.  The initial Capital Account balance in respect of each Series B Unit (including each Series B PIK Unit) shall be the Series B Issue Price.

6.                                      Section 5.5(c) is hereby amended to add a new Section 5.5(c)(iv) as follows:

(iv) Immediately prior to the transfer of a Post-Initial Issuance Series B Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(iv) apply), the aggregate Capital Account maintained for such Person with respect to its Post-Initial Issuance Series B Units will (A) first, be allocated to the Post-Initial Issuance Series B Units to be transferred in an amount equal to the product of (x) the number of such Post-Initial Issuance Series B Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit that is not a Post-Initial Issuance Series B Unit, and (B) second, any remaining positive balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Post-Initial Issuance Series B Units and if the remaining balance would be negative, items of Partnership income and gain shall be specially allocated to such transferor Partner in an amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible.  Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Post-Initial Issuance Series B Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Post-Initial Issuance Series B Units will have a balance equal to the amount allocated under clause (A) above.

7.                                      Section 5.5(d)(i) is hereby amended and restated as follows:

(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on (A) an issuance of additional Partnership Interests for cash or other property (other than an issuance of Series A PIK Preferred Units or Series B PIK Units), (B) the issuance of additional Partnership Interests for the provision of services, (C) the issuance by the Partnership of a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) which is not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a) (other than an issuance of Series A PIK Preferred Units pursuant to Section 5.12(b)(ii) or an issuance of Series B PIK Units pursuant to Section 5.13(d)), or (D) the conversion of a General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted immediately prior to such event to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such event and had been allocated pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership.  The General Partner shall adjust such Carrying Values in respect of the contributions that are made on the Closing Date.  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately prior to such event shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable.

8.                                      Section 5.5(d)(iii) is hereby amended and restated as follows:

(iii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series A Preferred Unit or Series B Unit into Common Units in accordance with Section 5.12(b)(viii) or Section 5.13(c), as applicable, the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of each such Conversion Unit or Series B Conversion Unit, as applicable, is less than the Per Unit Capital Amount for a then Outstanding IPO Common Unit) or Unrealized Loss (if the Capital Account of each such Conversion Unit or Series B Conversion Unit, as applicable, is greater than the Per Unit Capital Amount for a then Outstanding IPO Common Unit) had been allocated Pro Rata to each Partner holding Conversion Units or Series B Conversion Units received upon such conversion until the Capital Account of each such Conversion Unit or Series B Conversion Unit, as applicable, is equal to the Per Unit Capital Amount for a then Outstanding IPO Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d).  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately after the conversion of a Series A Preferred Unit or Series B Unit shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable.  If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(iii), the Capital Account of each Partner with respect to each Conversion Unit or Series B Conversion Unit, as applicable, received upon such conversion of the Series A Preferred Unit or Series B Unit, as applicable, is less than the Per Unit Capital Amount for a then Outstanding IPO Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units and Series B Conversion Units) and Partners holding Conversion Units or Series B Conversion Units, as applicable, so as to cause the Capital Account of each Partner holding a Conversion Unit or Series B Conversion Unit, as applicable, to equal, on a per Unit basis with respect to each such Conversion Unit or Series B Conversion Unit, the Per Unit Capital Amount for a then Outstanding IPO Common Unit.

9.                                      Section 5.9(a) is hereby amended and restated as follows:

(a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per-Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Common Units into which Series A Preferred Units or Series B Units may convert) are proportionately adjusted.

10.                               Section 5.9 is hereby amended to add a new Section 5.9(f) as follows:

(f) For the avoidance of doubt, upon any Pro Rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassification into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Series B Units as follows: (i) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units), then the Series B Units shall be subdivided into a number of Series B Units equal to the result of multiplying the number of Series B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Interests constituting such distribution or newly created by such subdivision, and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution or subdivision, and (ii) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units), then the Series B Units shall be combined into a number of Series B Units equal to the result of multiplying the number of Series B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination, and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination.

11.                               Section 5.12(b)(v)(A) is hereby amended and restated as follows:

(A) Except as provided in Section 5.12(b)(v)(B) below, the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series B Units and Series A Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series B Units and the Series A Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

12.                               Article V is hereby amended to add a new Section 5.13 as follows:

Section 5.13 Establishment of Series B Units.

(a) General.  The Partnership hereby designates and creates a series of Units to be designated as “Series B Units” and consisting of a total of 1,168,225 Series B Units, plus any additional Series B Units issued in kind as a distribution pursuant to Section 5.13(d), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.13.

(b) Rights on Liquidation of the Partnership.  The holders of the Series B Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII of this Agreement.

(c) Conversion of Series B Units.

(i) Immediately before the close of business on the Series B Conversion Date, the Series B Units shall automatically convert into Common Units on a one-for-one basis.

(ii) Upon conversion, the rights of a holder of converted Series B Units as holder of Series B Units shall cease with respect to such converted Series B Units, including any rights under this Agreement with respect to holders of Series B Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement.  Upon the Series B Conversion Date, all Series B Units shall be deemed to be transferred to, and cancelled by, the Partnership in exchange for the Common Units into which the Series B Units converted.

(iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Series B Units.  However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name.  The Transfer Agent may refuse to deliver the Certificate representing Common Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the shares are to be issued in a name other than the holder’s name.  Nothing herein shall preclude any tax withholding required by law or regulation.

(iv)                              (A) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series B Units into Common Units to the extent provided in, and in accordance with, this Section 5.13(c).

(B) All Common Units delivered upon conversion of the Series B Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights and free of any lien or adverse claim.

(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Series B Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Series B Units to the extent permitted or required by the rules of such exchange or market.

(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Series B Units any rights as a creditor in respect of its right to conversion.

(d) Distributions and Allocations.

(i) Each Series B Unit shall have the right to share in distributions and allocations pursuant to Section 6.1, Section 6.4 and Section 6.5 on a Pro Rata basis with the other Common Units.  For the avoidance of doubt, each reference in this Agreement to an allocation or distribution to Unitholders holding Common Units shall be deemed to be a reference to the Unitholders holding Common Units or Series B Units.  All or any portion of each distribution payable in respect of the Series B Units (the “Series B Unit Distribution”) may, at the election of the Partnership, be paid in Series B PIK Units (any amount of such Series B Unit Distributions so paid in Series B PIK Units, the “Series B PIK Distribution Amount”).  The number of Series B PIK Units to be issued in connection with a Series B PIK Distribution Amount shall be the quotient of (A) the Series B PIK Distribution Amount divided by (B) the Series B Issue Price of the Series B Units originally issued pursuant to the Series B Unit Purchase Agreement; provided that instead of issuing any fractional Series B PIK Units, the Partnership shall round the number of Series B PIK Units issued down to the next lower whole Series B PIK Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of Series B PIK Units issued up to the next higher whole Series B PIK Unit.

(ii) Notwithstanding anything in this Section 5.13(d) to the contrary, with respect to Series B Units that are converted into Common Units, the holder thereof shall not be entitled to a Series B Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(iii) When any Series B PIK Units are payable to a holder of Series B Units pursuant to this Section 5.13, the Partnership shall issue the Series B PIK Units to such holder no later than the date the corresponding distributions are made pursuant to Section 6.4(b) or Section 6.5, as applicable (the date of issuance of such Series B PIK Units, the “Series B PIK Payment Date”).  On the Series B PIK Payment Date, the Partnership shall issue to such holder of Series B Units a Certificate or Certificates for the number of Series B PIK Units to which such holder of Series B Units shall be entitled.

(iv) For purposes of maintaining Capital Accounts, if the Partnership distributes one or more Series B PIK Units to a holder of Series B Units, (A) the Partnership shall be treated as distributing cash to such holder of Series B Units equal to the Series B PIK Distribution Amount, and (B) the holder of Series B Units shall be deemed to have recontributed to the Partnership in exchange for such newly issued Series B PIK Units an amount of cash equal to the Series B PIK Distribution Amount less the amount of any cash distributed by the Partnership in lieu of fractional Series B PIK Units, as applicable.

(v) If the Partnership distributes one or more Series B PIK Units to a holder of Series B Units in accordance with the foregoing and Section 6.4(b)(iii)(C), the distribution to the holders of the Incentive Distribution Rights pursuant to Section 6.4(b)(iii)(B) that would have been made pursuant to Section 6.4(b)(iii)(B) in the absence of this Section5.13(d)(v) shall be reduced by the product of (A) the distribution to the holders of the Incentive Distribution Rights that would have been made pursuant to Section 6.4(b)(iii)(B) in the absence of this Section 5.13(d)(v) multiplied by (B) the quotient of (x) the Percentage Interests of the Series B Units divided by (y) the Percentage Interests of the Common Units and Series B Units.

(e) Voting.  The Series B Units will have such voting rights pursuant to the Agreement as such Series B Units would have if they were Common Units that were then outstanding and shall vote together with the Common Units as a single class, except that the Series B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Series B Units in relation to other classes of Partnership Interests in any material respect or as required by law.  The approval of a majority of the Series B Units shall be required to approve any matter for which the holders of the Series B Units are entitled to vote as a separate class.  For the avoidance of doubt, each reference in this Agreement to the vote of, approval by, or notice to be given to, Unitholders holding Common

Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, Unitholders of Common Units and Series B Units and each reference to the vote of, approval by, or notice to be given to, a majority of the Outstanding Common Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, a majority of the Common Units and Series B Units, both as Outstanding at such time.

(f) Certificates.

(i) The Series B Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series B Units.  The Certificates evidencing Series B Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units or Series A Preferred Units.

(ii) The certificate(s) representing the Series B Units shall be imprinted with a legend in substantially the following form:

“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.  THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE FOURTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF AUGUST 9, 2013, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

13.                               Section 6.1(d)(x)(B) is hereby amended and restated as follows:

(B) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11 or of Post-Initial Issuance Series B Units, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to all IDR Reset Common Units and Post-Initial Issuance Series B Units equaling the product of (i) the Aggregate Quantity of IDR Reset Common Units and the total Post-Initial Issuance Series B Units Outstanding and (ii) the Per Unit Capital Amount for an IPO Common Unit that is Outstanding.

14.                               Section 6.1(d)(x) is hereby amended to add a new Section 6.1(d)(x)(E) as follows:

(E) At the election of the General Partner, after application of Section 5.5(d)(iii), with respect to any taxable period ending upon, or after, the conversion of the Series B Units into Common Units, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated to each Partner holding Series B Conversion Units in the proportion of the number of Series B Conversion Units held by such Partner to the total number of Series B Conversion Units then outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Series B Conversion Units to an amount that, after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period, will equal to the product of (i) the number of Series B Conversion Units held by such Partner and (ii) the Per Unit Capital Amount for a Common Unit that is not a Post-Initial Issuance Series B Unit.  The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Series B Conversion Units and the Capital Accounts underlying Common Units that are not Series B Conversion Units.

15.                               Section 6.10 is hereby amended and restated as follows:

6.10                        Special Provisions Relating to Series A Preferred Unitholders and Series B Unitholders.

(a) Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Conversion Unit shall provide notice to the Partnership of any Transfer of the Conversion Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii), the Partnership has previously determined, based on the advice of counsel, that the Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit.  In connection with the condition imposed by this Section 6.10, the Partnership shall take whatever steps are required to provide economic uniformity to the Conversion Unit in preparation for a Transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units or Series B Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Preferred Units or Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units or Series B Units).

(b) Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Series B Conversion Unit shall provide notice to the Partnership of any Transfer of the Series B Conversion Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such Transfer occurred, unless (x) the Transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii) and Section 6.1(d)(x), the Partnership has previously determined, based on the advice of counsel, that the Series B Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit.  In connection with the condition imposed by this Section 6.10, the Partnership shall take whatever steps are required to provide economic uniformity to the Series B Conversion Unit in preparation for a Transfer of such Unit, including those provided under Section 5.5(c)(iv); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units or Series A Preferred Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series B Units or Series B Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units or Series A Preferred Units).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.12 or (ii) be entitled to any distributions other than as provided in Section 5.12 and Article VI.  Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series B Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.13 or (ii) be entitled to any distributions other than as provided in Section 5.13, Article VI and Article XII.

16.                               The first proviso of Section 7.12(a) is hereby amended and restated as follows:

provided, however, that the Partnership shall not be required to effect more than six registrations pursuant to this Section 7.12(a);

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain unchanged and unmodified and in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the effective date written above.

GENERAL PARTNER:
AMERICAN MIDSTREAM GP, LLC

By:	/s/ William Mathews

Name:	William Mathews

Title:	Vice President, General Counsel & Secretary